Exhibit 99.2

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	March 14, 2012
Shelly Oates, ext 3202

AmeriGas Partners Announces Debt Tender Offer

Valley Forge, Pa., March 14 - AmeriGas Partners, L.P. (NYSE: APU), (“AmeriGas Partners”) today announced that it is commencing an offer to purchase for cash up to $200,000,000 aggregate principal amount of its outstanding 6.50% Senior Notes due 2021 (the “Notes”) on the terms and subject to the conditions set forth in its Offer to Purchase dated March 14, 2012 (the “Offer to Purchase”).

Information relative to the tender offer is set forth in the table below.

CUSIP/ISIN	Title of Security	Outstanding Principal Amount	Maximum Principal Amount to be Accepted	Tender Offer Consideration[1]	Early Participation Payment[2]	Total Consideration[1]
030981AF1 US030981AF11	6.50% Senior Notes due 2021	$470,000,000	$200,000,000	$1,020.00	$30.00	$1,050.00

1.	For each $1,000 principal amount of Notes, excluding accrued but unpaid interest thereon, which will be paid in addition to the Tender Offer Consideration or the Total Consideration, as applicable.
2.	For each $1,000 principal amount of Notes validly tendered on or prior to the Early Participation Date (as defined below).

The tender offer will expire at 11:59 p.m., New York City time on April 10, 2012, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders of the Notes who validly tender their Notes pursuant to the offer by 5:00 p.m., New York City time, March 27, 2012, unless extended (such date and time, as the same may be extended, the “Early Participation Date”), will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to $1,050.00 (the “Total Consideration”), which includes an early participation payment of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Participation Payment”). Holders who validly tender their Notes after the Early Participation Date but prior to the Expiration Date will be paid, for each $1,000 principal amount of the Notes accepted for purchase, cash in an amount equal to the Total Consideration minus the Early Participation Payment, or $1,020.00 (the “Tender Offer Consideration”).

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AmeriGas Partners announces debt tender offer

Notes that are tendered and accepted for purchase at or prior to the Early Participation Date will be settled only on the date that we refer to as the “Initial Payment Date,” which will promptly follow the Early Participation Date. We currently expect the Initial Payment Date to be March 28, 2012. Notes that are tendered and accepted for purchase after the Early Participation Date but before the Expiration Date will be settled only on the date that we refer to as the “Final Payment Date,” which will promptly follow the Expiration Date. We currently expect the Final Payment Date to be April 11, 2012. If no additional Notes are tendered after the Early Participation Date or if the tender offer is fully subscribed as of the Early Participation Date, there will be no Final Payment Date.

In addition to the applicable Tender Offer Consideration or the Total Consideration, as the case may be, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Initial Payment Date or the Final Payment Date, as applicable, for the Notes.

Subject to the terms and conditions of the Offer to Purchase (and any amendments or supplements thereto), we will accept for payment only validly tendered Notes up to an aggregate principal amount of Notes equal to $200,000,000. If the aggregate principal amount of Notes validly tendered exceeds $200,000,000, proration will occur if we accept Notes for purchase pursuant to the Offer to Purchase. If the aggregate principal amount of Notes validly tendered as of the Early Participation Date is less than $200,000,000, Notes validly tendered after the Early Participation Date may be subject to proration, whereas Notes validly tendered at or prior to the Early Participation Date will not be subject to proration. If the aggregate principal amount of Notes validly tendered on or prior to the Early Participation Date exceeds $200,000,000, we will not accept any Notes for purchase after the Early Payment Date, there will be no Final Payment Date and Notes tendered on or prior to the Early Participation Date will be subject to proration.

AmeriGas Partners will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of the net proceeds of a public offering of equity securities in an amount sufficient to pay the aggregate consideration payable pursuant to the offer.

We reserve the right to increase the aggregate principal amount of Notes to be accepted at any time, subject to compliance with applicable law, which could result in purchasing a greater principal amount of Notes in the tender offer. There can be no assurance that we will exercise our right to increase the aggregate principal amount to be accepted.

Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on March 27, 2012, unless extended.

This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes will be made by means of an Offer to Purchase and related letter of transmittal. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.

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AmeriGas Partners announces debt tender offer

In connection with the tender offer, AmeriGas Partners has retained Credit Suisse Securities (USA) LLC as the Dealer Manager. Questions regarding the tender offer should be directed to Credit Suisse at 800-820-1653 (toll free) or 212-538-2147. The complete terms and conditions of the offer are set forth in the Offer to Purchase and the related letter of transmittal, dated March 14, 2012. Holders are urged to read those documents carefully. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at 800-697-6975 (toll free) or 212-269-5550.

About AmeriGas Partners, L.P.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 1,200 locations.

AP-09	* * *	3/14/12